Exhibit 1.01

Conflict Minerals Report

Arconic Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2020 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “Arconic,” the “Company,” “we,” “its,” “us” and “our” refer to Arconic Corporation and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements concerning the additional steps that Arconic intends to take to mitigate the risk that its necessary 3TG finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG and (3) political, regulatory and economic developments, whether in the Democratic Republic of the Congo (“DRC”) region (the “Covered Countries”), the United States or elsewhere and the other risk factors summarized in our Form 10-K for the year ended December 31, 2020, and other reports filed with the Securities and Exchange Commission (the “SEC”). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

I.	Overview

Arconic Corporation is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets. On April 1, 2020, the Company separated from Arconic Inc. (now Howmet Aerospace Inc.) (“ParentCo”). The Company’s business includes the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo. This report only pertains to such operations.

We are subject to the Conflict Minerals Rule because 3TG are necessary to the functionality or production of certain discrete products and product lines that we manufactured in 2020 (these 3TG are sometimes referred to herein as “necessary 3TG”). Necessary 3TG content constitutes a small portion of the materials content of our products and many of our products do not contain any 3TG.

We have filed this report because, for 2020, some of our in-scope products contained 3TG that either were of an undetermined origin or were processed by SORs that we believe may have sourced ore from the Covered Countries. Through the date of this report, we are unaware and have no knowledge that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in the Covered Countries. However, we make no assertion that any of our products are “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

See “Product, Smelter and Refiner and Country of Origin Information” below for information concerning our in-scope products and identified SORs.

For 2020, we generally did not directly source 3TG from SORs, and we did not have direct relationships with any 3TG mines.

II.	Conflict Minerals Policy

We have adopted a Conflict Minerals Policy (the “Policy”) that applies to 3TG anywhere within our supply chain.

The Policy indicates that we are committed to responsible sourcing and do not knowingly procure any 3TG that originates from a conflict-affected or high-risk area (a “CAHRA”), unless they are processed by SORs that are verified or in the process of becoming verified as “conflict free,” “conformant” or the equivalent by an independent third party.

The Policy indicates that all members of our supply chain are expected to operate their businesses in a responsible and ethical manner, respecting human rights. Suppliers who provide 3TG are expected to source those minerals from socially and environmentally responsible sources that do not directly or indirectly contribute to conflict.

In furtherance of the Policy, our 3TG suppliers are expected to:

•Ensure that materials supplied to us are free of 3TG that directly or indirectly finance or benefit armed groups in the CAHRAs, including the Covered Countries;

•Comply with the Conflict Minerals Rule and the OECD Guidance (as defined below);

•Work with their own suppliers and supply chain to determine the source and traceability of any products containing 3TG supplied to Arconic; and

•Provide transparency into their supply chains, from original source to Arconic, and cooperate with Arconic in its efforts to comply with any applicable reporting requirements, including the Conflict Minerals Rule.

Under the Policy, we reserve the right to request from any supplier at any time such information, certifications and documentation as we shall deem necessary to monitor or assess compliance with the Policy and our Supplier Standards.

The Policy provides that, in recognition of the adverse impact that embargoes have on the livelihood and well-being of the most vulnerable workers and their families, we discourage our suppliers from embargoing responsibly sourced 3TG from CAHRAs.

III.	Reasonable Country of Origin Inquiry Information

We conducted a “reasonable country of origin inquiry” (“RCOI”) within the meaning of the Conflict Minerals Rule to determine the origin of the necessary 3TG contained in our in-scope products. For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”). These processes and procedures are discussed below.

IV.	Due Diligence Program Design and Execution

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our due diligence program design and the due diligence measures we performed in respect of 2020 are discussed below. These were not all of the discrete measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. The headings for each of the steps below conform to the headings used in the OECD Guidance.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.	We have a cross-functional working group charged with managing our 3TG compliance strategy that ultimately reports to the Chief Legal Officer. The following functional areas were represented on the working group: external reporting; legal; and procurement. We also appointed representatives from each business unit with potentially in-scope products. Selected internal personnel were educated on the Conflict Minerals Rule and our compliance plan. We also used specialist outside counsel to assist us with certain aspects of our compliance efforts.

b.
We communicate the Policy internally by reference in our Code of Conduct, and externally to suppliers by reference in our Supplier Standards. In addition, the Policy is available on our website at https://www.arconic.com/global/en/investors/pdf/Conflict-Minerals-Policy-FINAL-External.pdf.

c.	Arconic’s procurement function maintains a standard operating procedure (“SOP”) governing purchases of 3TG and materials or products containing 3TG. The SOP defines the processes that our procurement function uses to source 3TG and materials or products containing 3TG and to support the annual disclosure of country of origin information for those minerals. The SOP provides that we will only purchase 3TG or materials or products containing 3TG from suppliers that can provide acceptable certification that the minerals did not originate from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries.

d.	We used the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”) to identify SORs in our supply chain. We maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, in a structured computerized database, for at least five years.

e.
We have a grievance mechanism for employees, suppliers and other interested parties to report violations of our 3TG program compliance requirements. The URL is https://www.arconic.com/global/en/who-we-are/integrity-line.asp.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.	We determined which of our products were in-scope or potentially in-scope for purposes of our compliance with the Conflict Minerals Rule through product specifications, elemental composition limits, and other information known to us.

b.	We contracted with a third-party service provider (the "Service Provider") to request by email that the suppliers we determined to potentially be in-scope for purposes of our compliance with the Conflict Minerals Rule (the “Suppliers”) provide us with information, through the completion of a CMRT, concerning the usage and source of 3TG in their products, as well as information concerning the Suppliers’ related compliance measures. Some of the other actions described in this report were taken by the Service Provider on our behalf. The Service Provider followed up multiple times, if required, by email with the Suppliers that did not respond to the request within the specified time frame. For 2020, our outreach included 77 Suppliers and our overall Supplier response rate was 78%.

c.	SOR information also was reviewed against the lists of Conformant and Active (as defined herein), or the equivalent, SORs published by the RMI. For 2020, the Suppliers identified 24 SORs as having processed the necessary 3TG contained in our in-scope products. Out of the 24 identified SORS, 22 SORs (or 92%) were listed as Conformant and 2 SORs (or 8%) were listed as Active.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.	Our 3TG compliance team reported its findings to our Chief Legal Officer.

b.	Under our risk mitigation strategy, we take such risk mitigation efforts as we deem to be appropriate based on the findings of our supply chain risk assessment. Our risk mitigation efforts are determined by the particular facts and circumstances and risks identified.

c.	To mitigate the risk that our necessary 3TG finance or benefit armed groups, for 2021, we also intend to engage in the additional measures discussed under “Additional Risk Mitigation Efforts” below.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, we utilized information made available by the RMI concerning independent third-party audits of SORs.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the SEC and made available on our website the Form SD and this Conflict Minerals Report.

V.	Product, Smelter and Refiner and Country of Origin Information

Product Information

For 2020, the following in-scope products for purposes of the Rule included: (1) certain building and construction products; (2) certain wrought aluminum alloy products; (3) an aluminum alloy billet product; and (4) certain coated aluminum coil products for industrial applications.

Smelter and Refiner Information

The Suppliers identified to us the facilities listed in Annex A to this report as having processed the necessary 3TG contained in the in-scope products described above. The SORs listed in Annex A may not be all of the facilities in our supply chain used to process the necessary 3TG in these products, since not all of the Suppliers responded to our request and the Suppliers that did respond to our request in some cases did not identify the processors of all of the 3TG content contained in the products. Suppliers responded on a “product” level, “company” level or “user defined” basis. Annex A reflects product level responses.

Country of Origin Information

We seek to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other measures described in this report. Annex A lists possible countries of origin known to us of the 3TG processed by the SORs listed on that Annex.

VI.	Additional Risk Mitigation Efforts

We intend to take the following additional steps in respect of our 2021 compliance to mitigate the risk that the necessary 3TG in our in-scope products finance or benefit armed groups:

1.	Continue to encourage Suppliers that provided company level or user defined information for 2020 to provide product level information for 2021.

2.	Request Suppliers that provided incomplete responses or that did not provide responses for 2020 to provide requested information for 2021.

3.	Communicate to new in-scope suppliers our sourcing expectations through the Policy and in the conflict minerals clause in our standard terms and conditions.

All of the foregoing steps are in addition to the steps that we took in respect of 2020, which we intend to continue to take in respect of 2021, to the extent applicable.

Annex A

The following list contains SORs reported by our Suppliers as having been used to process the necessary 3TG contained in Arconic’s in-scope products. The data presented is as of May 13, 2021.

Metal	Smelter Name	Smelter Country	Status
Tin	CV Venus Inti Perkasa	INDONESIA	Active
Tin	EM Vinto	BOLIVIA	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Active
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Tin Company Limited	CHINA	Conformant

The Company notes the following in connection with the information in the table above:

a.	The SORs reflected above may not include all of the SORs in Arconic’s supply chain, since some Suppliers did not identify all of their SORs and because not all Suppliers responded to Arconic’s inquiries.

b.	The table only includes entities that were listed as SORs on the Smelter Look-up tab list of the CMRT.

c.	“Conformant” means that a SOR has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (the “RMAP”) standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of 2020 and may not continue to be Conformant for any future period.

d.	“Active” means that the SOR has committed to undergo an RMAP assessment, completed the relevant documents and scheduled the on-site assessment. These may be in the pre-assessment, assessment, or corrective-action phases of the assessment.

e.
“On Smelter Look-up Tab List Only” means that a SOR is listed on the Smelter Look-up tab list of the CMRT, but is not listed as Conformant or Active. For 2020, all of the identified SORs were Conformant or Active.

f.	SOR status and location reflected in the table is based solely on information made publicly available by the RMI, without independent verification by Arconic.

Countries of Origin

The countries of origin of the 3TG processed by the SORs listed above may have included the countries listed below, in addition to other countries.

Argentina	Ecuador	Kazakhstan	Portugal
Australia	Egypt	Korea	Russia
Austria	Estonia	Laos	Sierra Leone
Belgium	Ethiopia	Luxembourg	Singapore
Bolivia	France	Madagascar	Slovakia
Brazil	Germany	Malaysia	Spain
Cambodia	Guyana	Mexico	Suriname
Canada	Hungary	Mongolia	Switzerland
Chile	India	Myanmar	Taiwan
China	Indonesia	Namibia	Thailand
Colombia	Ireland	Netherlands	United Kingdom
Congo*	Israel	Nigeria	United States
Czech Republic	Ivory Coast	Peru	Vietnam
Democratic Republic of the Congo*	Japan	Poland	Zimbabwe
Djibouti

* Represents a Covered Country.

In addition, some of the SORs listed above may have sourced in whole or in part from recycled or scrap sources.